Exhibit 5.1

June 21, 2018

Cue Biopharma, Inc.

21 Erie Street

Cambridge, MA 02139

Ladies and Gentlemen:

We have acted as special counsel to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) covering 671,572 shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”), of Cue Biopharma, Inc., a Delaware corporation (the “Company”), issued by the Company to Albert Einstein College of Medicine, Inc. (the “Selling Stockholder”) pursuant to that certain Amended and Restated License Agreement (the “License Agreement”) dated as of July 31, 2017, by and between the Company and the Selling Stockholder. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Registration Statement.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined: (a) the Registration Statement, (b) the Company’s Amended and Restated Certificate of Incorporation, as amended through the date hereof, (c) the Company’s Amended and Restated Bylaws, as amended through the date hereof, (d), the License Agreement, (e) resolutions adopted by the Board of Directors of the Company relating to the Registration Statement, the License Agreement and the issuance and sale of the Shares to the Selling Stockholder pursuant to the License Agreement, and (f) a certificate of an officer of the Company, dated as of the date hereof. Other than our review of the documents listed in (a) through (f) above, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion.

For the purposes of this opinion letter, we have assumed that: (a) each document submitted to us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; (d) all signatures on each such document are genuine; and (e) the Company is and shall remain at all times a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law (“DGCL”) and reported decisions interpreting the DGCL.

K&L GATES LLP

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Cue Biopharma, Inc.

June 21, 2018

Based upon and subject to the foregoing, it is our opinion that the Shares are validly issued, fully paid and nonassessable.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP